Exhibit 10.10
NONQUALIFIED
STOCK OPTION AGREEMENT
     THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is entered into effective as of _________, 20___(the “Grant Date”), by CRAFT BREWERS ALLIANCE, INC., a Washington corporation (the “Company”), and _________(the “Holder”).
RECITALS
     A. The Company has adopted the 2002 Stock Option Plan (the “Plan”). Capitalized terms that are used but not defined in this Agreement will have the meanings given those terms in the Plan.
     B. The Committee has designated the Holder to receive a stock option under the Plan.
     NOW THEREFORE, the Company and the Holder agree as follows:
     1. Grant of the Option. The Company grants to the Holder a Nonqualified Stock Option (the “Option”) to acquire from the Company ___shares of Common Stock (the “Shares”) at the price of ___per share (the “Purchase Price”). The Option is subject to all of the provisions of the Plan and the terms and conditions specified in this Agreement.
     2. Term of the Option. Unless earlier terminated pursuant to the Plan, the Option will terminate on the earliest to occur of the following: (a) the expiration of three (3) months following the date of termination of the Holder’s Service for any reason other than death, Disability or Cause; (b) the expiration of one year following the date of termination of the Holder’s Service by reason of death or Disability; (c) the date of termination of the Holder’s Service for Cause; and (d) the tenth anniversary of the Grant Date (_________, 20___).
     3. Exercisability. Except as specified below and in Section 7.2 of the Plan, the Option will become exercisable (a) as to twenty-five percent (25%) of the Shares on the first anniversary of the Grant Date, and (b) as to an additional twenty-five percent (25%) of the Shares on each of the next three anniversaries of the Grant Date. If the Holder’s Service terminates by reason of death or Disability, the Option will immediately become exercisable in full. Except as provided in Section 7.2 of the Plan, if the Holder’s Service terminates for any reason other than death or Disability, the Option thereafter will be exercisable only for the Shares as to which it was exercisable on the date of termination.
     4. Exercise of the Option. In order to exercise the Option, the Holder must do the following:
     (a) deliver to the Company a written notice, in substantially the form of the attached Exhibit A, specifying the number of Shares for which the Option is being exercised;
     (b) tender payment to the Company of the aggregate Purchase Price for the

Shares for which the Option is being exercised, which amount may be paid —
                (i) by check;
                (ii) by delivery to the Company of shares of Common Stock already owned by the Holder that have a Fair Market Value, as of the date of exercise, equal to the aggregate Purchase Price payable;
                (iii) delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee:
                    (A) To sell Shares subject to the Option and to deliver all or a part of the sales proceeds to the Company in payment of all or a part of the exercise price and withholding taxes due; or
                    (B) To pledge Shares subject to the Option to the broker as security for a loan and to deliver all or a part of the loan proceeds to the Company in payment of all or a part of the exercise price and withholding taxes due; or
                (iv) by such other means as the Committee, in its sole discretion, may permit at the time of exercise;
     (c) pay, or make arrangements satisfactory to the Committee for payment to the Company of, all taxes required to be withheld by the Company in connection with the exercise of the Option; and
     (d) execute and deliver to the Company any other documents required from time to time by the Committee in order to promote compliance with applicable laws, rules and regulations.
     5. Tax Withholding and Reimbursement. The Company is authorized to withhold from the Holder’s other compensation any withholding and payroll taxes imposed on the Company in connection with or with respect to the exercise or other settlement of the Option (the “Payroll Taxes”). In the event the Holder is no longer an employee of the Company at the time of exercise or there is insufficient other income from which to withhold Payroll Taxes, the Holder agrees to pay the Company an amount sufficient to provide for payment of all Payroll Taxes.
     6. Acceptance of Option; Further Assurances. By executing this Agreement, the Holder accepts the Option, acknowledges receipt of a copy of the Plan, and agrees to comply with and be bound by all of the provisions of the Plan and this Agreement. The Holder agrees to from time to time execute such additional documents as the Company may reasonably require in order to effectuate the purposes of the Plan and this Agreement.
     7. Entire Agreement; Amendments; Binding Effect. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the Company and the Holder regarding the subject matter hereof. Except as permitted by the Plan, no amendment of the Option or this Agreement, or waiver of any provision of this Agreement or the

Plan, shall be valid unless in writing and duly executed by the Company and the Holder. The failure of any party to enforce any of that party’s rights against the other party for breach of any of the terms of this Agreement or the Plan shall not be construed as a waiver of such rights as to any continued or subsequent breach. This Agreement shall be binding upon the Holder and his or her heirs, successors and assigns.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Company”	CRAFT BREWERS ALLIANCE, INC.
By
[Name]
[Title]

“Holder”	__________________________________________